Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF CORPORATE DOMESTICATION

OF

KENSINGTON CAPITAL ACQUISITION CORP. IV

Kensington Capital Acquisition Corp. IV, presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Non-Delaware Corporation”), does hereby certify:

1)	The Non-Delaware Corporation was first formed on March 19, 2021.

2)

The name under which the Non-Delaware Corporation was first formed was “Kensington Capital Acquisition Corp. IV”, and the jurisdiction where the Non-Delaware Corporation was first formed is the Cayman Islands.

3)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate of Corporate Domestication (this “Certificate”) is “Kensington Capital Acquisition Corp. IV”.

4)

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate was the Cayman Islands.

5)

The name of the Non-Delaware Corporation as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware is “Amprius Technologies, Inc.”.

6)

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable law of the Cayman Islands, as appropriate.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the day of [●], 2022.

KENSINGTON CAPITAL ACQUISITION CORP. IV

By:
Name:	Daniel Huber
Title:	Chief Financial Officer

[Signature Page to Certificate of Domestication]